Exhibit 11
               ALLIED Life Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings

                                                   Three Months Ended                     Nine Months Ended
                                                       September 30,                        September 30,

                                                  1997             1996                 1997           1996
Primary

Net income                                     $2,825,982       $2,105,435         $7,631,729       $7,266,830
Preferred stock dividends                        (432,855)        (403,578)        (1,278,848)      (1,192,114)

Adjusted net income                            $2,393,127       $1,701,857         $6,352,881       $6,074,716

Earnings per share                             $     0.55       $     0.37         $     1.43       $     1.32

Weighted average number of
   common shares outstanding                    4,380,847        4,559,259          4,442,423        4,609,230



Fully Diluted

Net income                                    $2,825,982       $2,105,435         $7,631,729          $7,266,830
Preferred stock dividends                       (432,855)        (403,578)        (1,278,848)         (1,192,114)

Adjusted net income                           $2,393,127       $1,701,857         $6,352,881          $6,074,716

Earnings per share                            $     0.55       $     0.37         $     1.43          $     1.32

Weighted average number of
   common shares outstanding                   4,380,847        4,559,259           4,442,423          4,609,230
